DATARAM                   Dataram Contact:      Investor Contact:
                          Mark Maddocks,        Joe Zappulla
                          Vice President & CFO  Wall Street Investor
                                                      Relations
PRESS RELEASE             info@dataram.com      JZappulla@WallStreetIR.com
                          609-799-0071          212-681-4100



                        DATARAM REPORTS SECOND QUARTER
                              FINANCIAL RESULTS

                  o Quarterly Revenue increases 29% sequentially, 61% year over year
                  o  Earnings grow to $.17 Per Diluted Share


PRINCETON, N.J. November 16, 2004 -- Dataram Corporation (NASDAQ: DRAM) today reported its financial results for its second fiscal quarter ended October 31, 2004. Revenues for the second quarter increased 29 percent over the first quarter of the current fiscal year to $20.3 million from $15.8 million, and increased by 61 percent from the comparable prior year second quarter revenues of $12.6 million. Net earnings for the quarter were $1.5 million or $0.17 per diluted share compared to net earnings of $1.2 million or $0.13 per diluted share for the first quarter of the current fiscal year and a net loss of $(163,000) or $(0.02) per basic share for the comparable prior year period.

For the first six months of the current fiscal year, the Company's revenues were $36.1 million, an increase of $11.2 million or 45 percent compared to the first six months the previous fiscal year. Net earnings totaled $2.7 million or $0.29 per diluted share for the first six months of the current fiscal year compared to net earnings of $8,000 for the comparable prior year period.


  (In 000s except per share
           amounts)              Three Months Ended        Six Months Ended

                            10-31-04  7-31-04  10-31-03   10-31-04  10-31-03

   Revenue                  $20,322   $15,791  $12,638    $36,114   $24,905
   Earnings (loss)
     from operations        $ 1,619   $ 1,183  $  (186)   $ 2,803   $   (49)
   Net earnings (loss)      $ 1,526   $ 1,167  $  (163)   $ 2,693   $     8
   EPS                      $  0.17   $  0.13  $ (0.02)   $  0.29   $  0.00


Robert V. Tarantino, Dataram's chairman and CEO, commented, "On a sequential quarterly basis, sales to our OEM customers increased by 33 percent to $11.2 million and revenues from compatible memory sales increased by 24 percent to $9.2 million. Our year-over-year revenue growth is very encouraging. The Company's level of profitability over the past three quarters is significantly higher than it had previously been and we expect continued improvement. However, the slow start experienced during the first quarter of our current fiscal year makes it unclear as to whether or not we will reach our fiscal year 2005 business plan projections (approximately 15% over fiscal 2004's annualized fourth quarter earnings)."

Mark Maddocks, Dataram's vice-president of finance and CFO, added, "Our gross margin was 22 percent during the second quarter, which is within our normal range, but at the low end. The decline in percentage from the first quarter is attributable to lower margins realized on strategic sales to certain OEM customers. The backlog at the end of the second quarter was $3.5 million. The Company's balance sheet remains strong, as reflected by our 3.8 current ratio and we continue to have no long-term debt."

Mr. Tarantino concluded, "The environment for achieving a significant increase in our OEM business is quite favorable and major computer companies are in discussions with us concerning our serving them as a complementary supplier to the DRAM manufacturers for their high end server memory requirements. We are pleased with our second quarter results and remain optimistic about our future prospects."

Dataram will conduct a conference call today at 4:30 p.m. (EDT) to present its second quarter financial results and to respond to investor questions. Interested shareholders may participate in the call by dialing 888-243-1119 and providing the following reservation number: 21213926. It is recommended that participants call 10 minutes before the conference call is scheduled to begin. The conference call can also be accessed over the Internet through
Vcall at www.vcall.com.   A replay of the call will be available approximately
one hour after the completion of the conference call through Vcall and for 24 hours by dialing 800-633-8284 or 402-977-9140 and entering the reservation number listed above.



ABOUT DATARAM CORPORATION
Dataram is a worldwide leader in the design and manufacture of high capacity, reliable and innovative memory solutions. With over 37 years experience Dataram provides customized memory solutions for OEMs and compatible memory for leading brands including HP/Compaq, Dell, IBM, SGI, Sun Microsystems and Intel. For more information about Dataram, visit www.dataram.com



The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, the commencement of production, or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.






                        ***** Financial Tables Follow *****


                    DATARAM CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                   (In thousands, except per share amounts)
                                 (Unaudited)


                           Second Quarter Ended           Six Months Ended
                             October 31,                     October 31,
                        ________________________       ______________________
                           2004          2003             2004          2003

Revenues                $20,322       $12,638          $36,114       $24,905
Costs and expenses:
  Cost of sales          15,816         9,632           27,557        18,450
  Engineering and
    development             312           313              631           646
   Selling, general and
    administrative        2,575         2,879            5,123         5,858
                        _______       _______          _______       _______
                         18,703        12,824           33,311        24,954

Earnings (loss)
  from operations         1,619          (186)           2,803           (49)

Other income, net            13             8               77            57
                        _______       _______          _______       _______

Earnings (loss) before
  income taxes            1,632          (178)           2,880             8

Income tax provision
  (benefit)                 106           (15)             187             -
                        _______       _______          _______       _______

Net earnings (loss)     $ 1,526       $  (163)         $ 2,693       $     8
                        =======       =======          =======       =======

Net earnings (loss) per share:
   Basic                $  0.18       $ (0.02)         $  0.31       $  0.00
                        =======       =======          =======       =======
   Diluted              $  0.17       $ (0.02)         $  0.29       $  0.00
                        =======       =======          =======       =======

Average number of shares outstanding:
   Basic                  8,599         8,497            8,581         8,497
                        =======       =======          =======       =======
   Diluted                9,216         8,497            9,265         8,709
                        =======       =======          =======       =======



                   DATARAM CORPORATION AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)
                              (Unaudited)


                                   October 31, 2004          April 30, 2004

ASSETS
Current assets
   Cash and cash equivalents          $  6,699                  $  6,806
   Trade receivables, net               12,237                     8,846
   Inventories                           3,038                     2,537
   Deferred income taxes                   723                       723
   Other current assets                    225                        92
                                      ________                  ________
      Total current assets              22,922                    19,004

Property and equipment, net              2,471                     2,858

Other assets                                54                        50

Total assets                          $ 25,447                  $ 21,912


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
   Accounts payable                   $  5,323                  $  3,862
   Accrued liabilities                     700                     1,646
                                      ========                  ========
      Total current liabilities          6,023                     5,508


Stockholders' equity                    19,424                    16,404

Total liabilities and
  stockholders' equity                $ 25,447                  $ 21,912
                                      ========                  ========